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                                                                  EXHIBIT 99.4.1



             FORM OF LETTER TO CLIENTS FOR BROADBAND ELIGIBLE NOTES


                                   AT&T CORP.

                   OFFER TO EXCHANGE AND CONSENT SOLICITATION
                              FOR ITS OUTSTANDING


               7.00% NOTES DUE MAY 15, 2005 (CUSIP NO. 001957AS8)


                   7.50% NOTES DUE 2006 (CUSIP NO. 001957AP4)


              7.75% NOTES DUE MARCH 1, 2007 (CUSIP NO. 001957AR0)

                   6.00% NOTES DUE 2009 (CUSIP NO. 001975AV1)
          8.125% DEBENTURES DUE JANUARY 15, 2022 (CUSIP NO. 001957AJ8)
           8.125% DEBENTURES DUE JULY 15, 2024 (CUSIP NO. 001957AK5)
                8.35% DEBENTURES DUE 2025 (CUSIP NO. 001957AQ2)
          8.625% DEBENTURES DUE DECEMBER 1, 2031 (CUSIP NO. 001957AL3)

            PURSUANT TO ITS EXCHANGE OFFER AND CONSENT SOLICITATION
              DESCRIBED IN THE PROSPECTUS DATED             , 2002

To Our Clients:


     Enclosed is a Prospectus dated           , 2002 and a related Letter of
Transmittal and Consent (the "Letter of Transmittal"), which together constitute the "Exchange Offer" relating to AT&T Corp.'s (the "Company") exchange offer and consent solicitation with respect to its above-listed securities (the "Broadband Eligible Notes"). Pursuant to the Exchange Offer, the Company is offering to exchange for the Broadband Eligible Notes a like principal amount of new notes (the "Broadband Exchange Notes"). Only up to the relevant proration percentage of each series of Broadband Eligible Notes set forth on the cover of the Prospectus will be accepted for exchange in the Exchange Offer, as described in the Prospectus under "Description of the Exchange Offer -- Proration." The Broadband Exchange Notes will be issued by the Company and AT&T Broadband Corp. ("Broadband") and except as described in the Prospectus will have substantially identical terms to the Broadband Eligible Notes as amended by the note amendment described below. Upon and subject to consummation of the combination of Comcast Corporation and the AT&T broadband business (the "AT&T Comcast Transaction", as defined in the Prospectus), the Broadband Exchange Notes will be mandatorily exchanged, at the applicable exchange ratio determined as set forth in the
Prospectus, for      % Notes Due 2013 or      % Notes Due 2022, as applicable,
that will be primary obligations solely of Broadband, and that will be fully and unconditionally guaranteed by Comcast Cable Communications, Inc., AT&T Comcast Corporation, MediaOne Group, Inc. and AT&T Broadband, LLC, as described in the Prospectus under "Description of the Broadband Exchange Notes -- Mandatory Exchange Upon Completion of the AT&T Comcast Transaction."


     We are writing to request instructions as to whether you wish to tender any or all of the Broadband Eligible Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We are the holder of record and/or participant in the book-entry transfer facility of Broadband Eligible Notes held by us for your account. A tender of such Broadband Eligible Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Broadband Eligible Notes held by us for your account. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
          , 2002 UNLESS EXTENDED, SO IT IS IMPORTANT THAT READ THE PROSPECTUS AND LETTER OF TRANSMITTAL AND FURNISH US WITH YOUR INSTRUCTIONS AS PROMPTLY AS POSSIBLE.

     In order to participate in the Exchange Offer, holders of Broadband Eligible Notes will be required to consent to the proposed amendment (the "Note Amendment") described in the Prospectus under "Description of the Note
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Amendment" to the indenture, dated as of September 7, 1990, between the Company and The Bank of New York, as trustee, as amended, under which the Broadband Eligible Notes were issued, with respect to all or any portion of tendered Broadband Eligible Notes accepted for exchange in the Exchange Offer, upon the terms and subject to the conditions set forth in the Exchange Offer. If you instruct us to tender your notes in the Exchange Offer, we will be required to consent to the Note Amendment as a condition to a valid tender in the Exchange Offer, and will be deemed to have given consent to the extent your notes are accepted for exchange.

     We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal. Pursuant to the Letter of Transmittal, each holder of Broadband Eligible Notes will represent to the Company that (i) the holder is not an "affiliate" of the Company, and (ii) if the tendering holder is a broker-dealer that will receive Broadband Exchange Notes for its own account in exchange for Broadband Eligible Notes, we will represent on behalf of such broker-dealer that the Broadband Eligible Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Broadband Exchange Notes or New Broadband Notes received in exchange for such Broadband Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Broadband Notes, such broker-dealer is not agreeing that it may be deemed to be an "underwriter" within the meaning of the Securities Act.

     The Exchange Offer is subject to various conditions set forth in the Prospectus, including that no Broadband Eligible Notes of a series will be accepted for exchange in the Exchange Offer unless more than 50% of the principal amount of that series of Broadband Eligible Notes has been validly tendered and not withdrawn by the expiration of the Exchange Offer for that series.

                                         Very truly yours,

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